Exhibit 99.1

PURE Bioscience Board Appoints Dave Pfanzelter to Board of Directors

SAN DIEGO (February 13, 2013) – PURE Bioscience, Inc. (NASDAQ: PURE), creator of the patented silver dihydrogen citrate (SDC) antimicrobial, today announced that food industry leader Dave Pfanzelter has been appointed to the Board of Directors. Mr. Pfanzelter has been a member of PURE Bioscience’s Advisory Panel since July 2012.  His appointment increases the number of PURE directors to six, four of whom are considered independent, including Mr. Pfanzelter.

Michael L. Krall, President and CEO of PURE Bioscience, stated, “Since joining our Advisory Panel last year, Dave has been instrumental in helping develop our commercial initiatives into key market channels in food processing, food manufacturing and food service.  As a member of our Board of Directors, his insight and relationships in the food industry will play an important role as we refine and implement our sales and growth strategy.”

Dave Pfanzelter said, “This is an excellent opportunity to join the Board, because I believe that PURE’s SDC-based technology provides a superior and much-needed solution to the problem of foodborne illness.  I look forward to working with the other Directors and PURE’s management to position the Company as a leader in food safety.”

Previously Mr. Pfanzelter was senior vice president, Kellogg Company, president, Kellogg’s Specialty Channels and president, Kellogg Canada while also serving as part of the Kellogg Executive Committee and Global Leadership Team.  Mr. Pfanzelter began his foodservice career in 1975 with Oscar Mayer Foods Corporation serving in several key sales and marketing positions, including director of marketing and national sales manager.  In 1995, he was appointed vice president, sales of Kraft Foodservice, representing the combined manufactured brands of Oscar Mayer, General Foods and Kraft Foods.  In 1998 Mr. Pfanzelter joined Keebler, serving as vice president and general manager of the food service division prior to Keebler’s acquisition by Kellogg in 2001.

Since 1998, Mr. Pfanzelter has been on the board of directors of Doctor’s Associates, the parent company of Subway Restaurants, the nation’s largest restaurant chain.  In February 2012, Dave joined Wrigley Foods Advisory Board of Directors.  He also served on the Board of the International Food Service Manufacturer’s Association as chairman and member of its executive committee.

About PURE Bioscience, Inc.
PURE Bioscience, Inc. develops and markets technology-based bioscience products that provide solutions to numerous global health challenges, including Staph (MRSA) and Carbapenem-resistant Enterobacteriaceae (CRE)/NDM-1+. PURE’s proprietary high efficacy/low toxicity bioscience technologies, including its silver dihydrogen citrate-based antimicrobials, represent innovative advances in diverse markets and lead today’s global trend toward industry and consumer use of “green” products while providing competitive advantages in efficacy and safety.  Patented SDC is an electrolytically generated source of stabilized ionic silver, which formulates well with other compounds.  As a platform technology, SDC is distinguished from competitors in the marketplace because of its superior efficacy, reduced toxicity and the inability of bacteria to form a resistance to it.  PURE is headquartered in El Cajon, California (San Diego metropolitan area).  Additional information on PURE is available at www.purebio.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project,” "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s cash position and liquidity requirements, the Company’s failure to implement or otherwise achieve the benefits of its strategic initiatives, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

PURE Bioscience Investor Contact:
Don Markley, Senior Vice President, LHA
(310) 691-7100
dmarkley@lhai.com